Exhibit 99.1

Molecular Pharmacology (USA) Limited 8721 Santa Monica Blvd., Suite 1023 Los Angeles, CA 90069-4507
Symbol: MLPH	MOLECULAR PHARMACOLOGY COMPLETES FIRST INTERNATIONAL SCIENTIFIC DEVELOPMENT FORUM IN SINGAPORE International development teams set challenging programs for 2006	February 3, 2006

FOR IMMEDIATE RELEASE

Los Angeles, CA - Monday, February 3, 2006 - Molecular Pharmacology (USA) Limited (Nasdaq: MLPH) is pleased to announce the successful completion of the first meeting of it international scientific development team in Singapore on January 9th, 10th and 11th 2006. The symposium included MPL's United States, Australian and South East Asian drug development teams. The three day forum focused on the interpretation of scientific data and clinical results achieved by the company in the fields of cellular inflammation, analgesic and secondary injury cascades.

The meeting was also an opportunity to pool research results on the isolation and identification of drug candidates from the MPL-TL compound (tripeptofen). The formal take-over of all commercial and scientific activities by MPL-USA is the subject of an acquisition proposal, which will be placed before shareholders immediately following lodgment of the relevant SEC filings, anticipated for early February 2006.

The members of the International Scientific Development Team that attended the Singapore Science Forum were:

  Professor Sal Abdi -Consultant to MPL-USA
  Dr. Maud Eijkenboom - MPL's Head of Molecular Research for MPL-Australia.
  Dr. John Snowden -  Senior Protein Scientist for MPL- Australia
  Dr. Chin Joo GOH - Senior Consulting Peptide Scientist - MPL- South East Asia
  Dr. Kay Fei CHAN - Head of Scientific Developments of MPL South East Asia
  Dr. Anthea Downs- Consulting Biochemist for MPL-Australia
  Jeffrey Edwards - Chief Operations Officer of MPL-USA
  John Palermo - Chief Corporate Development Officer of MPL Australia

About Molecular Pharmacology (USA) Limited

Molecular Pharmacology (USA) Limited (OTCBB: MPLH) is a public biotechnology company dedicated to the discovery and development of analgesic and anti-inflammatory products based on the proprietary MPL-TL compound.  MPL USA holds the exclusive worldwide rights to develop new and fast-acting analgesic and anti-inflammatory products based on MPL-TL.  For more information on MPL USA, please visit www.mpl-usa.com.

CONTACT:

Ian Downs
Molecular Pharmacology (USA) Limited
888-327-4122

Forward-Looking Statements

Certain statements made in this document are forward-looking. Such statements are indicated by words such as "expect," "should," "anticipate", "may" and similar words indicating uncertainty in facts and figures. Although MPL believes that the expectations reflected in such forward-looking statements are reasonable, it can give no assurance that such expectations reflected in such forward-looking statements will prove to be correct. Actual results could differ materially from those  projected in the forward-looking statements as a result of factors, including: uncertainties associated with  product development, the risk that products that appeared promising  in early development phases do not demonstrate efficacy in clinical studies and trials, the risk that MPL will not obtain approval to  market its products and ingredients as envisaged, the risks associated with dependence upon key  personnel and the need for additional financing.